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                                                                                                 EXHIBIT 12




                                      THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                            (Millions of Dollars Except Ratios)


                                                                  Three Months Ended                 Six Months Ended
                                                                       June 30, 1996                    June 30, 1996
                                                                       -------------                    -------------
EARNINGS:

Earnings from continuing operations before
   income taxes (Note 1)                                                       $45.3                           $12.9
Interest expense                                                                37.7                            77.6
Portion of rent expense representative of an
   interest factor                                                               5.6                            11.2
                                                                              ------                          ------

Adjusted earnings from continuing operations
   before taxes and fixed charges (Note 1)                                     $88.6                          $101.7
                                                                               =====                          ======


FIXED CHARGES:

Interest expense                                                               $37.7                           $77.6
Portion of rent expense representative of an
   interest factor                                                               5.6                            11.2
                                                                              ------                          ------

Total fixed charges                                                            $43.3                           $88.8
                                                                               =====                           =====


RATIO OF EARNINGS TO FIXED
     CHARGES  (Note 1)                                                          2.05                           1.15
                                                                                ====                           ====




Note:    1.   Excludes earnings from discontinued operations.  Included in earnings from continuing operations before income taxes for the six months ended June 30, 1996, is a restructuring charge in the amount of $81.6.
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